PRODUCT SUPPLEMENT FXRN-1 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Currency Range Notes

(the “Notes”)

The Notes:

•

We may offer from time to time Currency Range Notes (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will be linked to one or more currency exchange rates (each an “Exchange Rate” and together, the “Exchange Rates”). This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements or pricing supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of Notes, including the Exchange Rate or Exchange Rates to which the Notes are linked and any additions or changes to the terms specified in this product supplement.

•

The Notes are designed for investors who believe that the Exchange Rate as determined on the date the Notes are priced for initial sale to the public (the “Pricing Date”) will remain within the prescribed range (the “Range”) during the applicable valuation period (the “Valuation Period”).

•

The “Range” will be set forth in the applicable term sheet. The Range will have an upper limit (the “Upper Range Level”) that is equal to or is a specified level above or below the Exchange Rate on the Pricing Date, (the “Starting Value”), and a lower limit (the “Lower Range Level”) that is equal to or is a specified level above or below the Starting Value.

•

The Valuation Period may be a single day or period of days. To determine whether the Exchange Rate remains within the Range during the Valuation Period, the Exchange Rate may be observed continuously, at one or more times on each day or at one or more times on a specific day or days. The length of the Valuation Period and the frequency of the observations of the Exchange Rate will be set forth in the applicable term sheet.

•

The Notes will have the level of principal protection on the maturity date set forth in the applicable term sheet. If the Notes are less than 100% principal protected, investors must be willing to lose up to the percentage of their investment indicated in the applicable term sheet.

•	Unless otherwise set forth in the applicable term sheet, there will be no payments prior to the maturity date and we cannot redeem the Notes prior to the maturity date.
•	The Notes will be denominated in U.S. dollars or as specified in the applicable term sheet.
•	If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted,

the Notes will be listed on such securities exchange at the time of such approval. We make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes.

•

The Notes will be linked to one or more Exchange Rates. Each Exchange Rate will be expressed as the number of units of an underlying currency (the “Underlying Currency”) for which one unit of another currency (the “Base Currency”) can be exchanged. As may be set forth in an applicable term sheet, the Notes also may be linked to the best or worst performing of two or more Exchange Rates and payment on the Notes may be determined by comparison of those Exchange Rates.

•

Unless otherwise set forth in the applicable term sheet, Merrill Lynch Capital Services, Inc. will be our agent for purposes of determining, among other things, the Starting Value, whether the applicable Exchange Rate has remained within the Range during the Valuation Period, the Ending Value, as applicable, and calculating the amount payable on the maturity date (in such capacity, the “Calculation Agent”).

Payment on the maturity date:

•	The amount you receive on the maturity date (the “Redemption Amount”) will depend on whether the applicable Exchange Rate remains within the Range during the Valuation Period.
•

If the applicable Exchange Rate remains within the Range during the Valuation Period, the Redemption Amount will equal the original public offering price of the Notes (the “Original Public Offering Price”) plus a contingent supplemental payment calculated as set forth in the applicable term sheet (the “Contingent Supplemental Payment”). The Contingent Supplemental Payment may depend on the absolute percentage change in the Exchange Rate (or a percentage or multiple thereof) or it may be a fixed amount or percentage of the Original Public Offering Price.

•

If the applicable Exchange Rate is outside the Range during the Valuation Period, the Redemption Amount will be equal to a payment that will be calculated as set forth in the applicable term sheet (the “Out-of-Range Payment”). The Out-of-Range Payment may depend on the absolute percentage change in the applicable Exchange Rate (or a percentage thereof) or it may be a fixed amount or percentage of the Original Public Offering Price. The Out-of-Range Payment you receive in the event the applicable Exchange Rate increases above the Range during the Valuation Period may be different from the Out-of-Range Payment you receive in the event the applicable Exchange Rate decreases below the Range during the Valuation Period.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is September 23, 2008.

Product Supplement FXRN-1

RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-8
UNITED STATES FEDERAL INCOME TAXATION	PS-13
ERISA CONSIDERATIONS	PS-19
USE OF PROCEEDS AND HEDGING	PS-20
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-20
EXPERTS	PS-20
INDEX OF CERTAIN DEFINED TERMS	PS-21

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Merrill Lynch & Co., Inc	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	S-4
The Securities	S-4
Description of Debt Securities	S-5
Description of Debt Warrants	S-16
Description of Currency Warrants	S-18
Description of Index Warrants	S-20
Description of Preferred Stock	S-25
Description of Depositary Shares	S-32
Description of Preferred Stock Warrants	S-36
Description of Common Stock	S-38
Description of Common Stock Warrants	S-42
Plan of Distribution	S-44
Where You Can Find More Information	S-45
Incorporation of Information We File With the SEC	S-46
Experts	S-46

Prospectus

Where You Can Find More Information	2
Incorporation of Information We File With the SEC	2
Experts	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the general prospectus supplement, the MTN prospectus supplement, and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Unless otherwise specified in the applicable term sheet, you will earn a return on your investment at maturity only if the applicable Exchange Rate remains within the specified Range during the Valuation Period

Unless otherwise specified in the applicable term sheet, you will earn a return on your investment at maturity only if the applicable Exchange Rate remains within the Range during the Valuation Period. If the applicable Exchange Rate has been outside the Range during the Valuation Period (often referred to as a “knock-out” event), your investment will yield no return unless the applicable term sheet provides for an Out-of-Range Payment that is greater than the Original Public Offering Price and will result in a loss if the Out-of-Range Payment is less than the Original Public Offering Price. The Out-of-Range Payment will not be greater than the Original Public Offering Price, unless otherwise provided for in the applicable term sheet.

Your investment may result in a loss

Your Notes will be subject to an Out-of-Range Payment which will be set forth in the applicable term sheet, and which may be greater than, equal to or less than the Original Public Offering Price. If the applicable Exchange Rate is outside the Range during the Valuation Period and the Out-of-Range Payment is equal to the Original Public Offering Price, you will not earn a return on your investment and if the Out-of-Range Payment is less than the Original Public Offering Price your investment will result in a loss. Unless otherwise set forth in the applicable term sheet, once the applicable Exchange Rate has been outside the Range during the Valuation Period, subsequent changes in the applicable Exchange Rate over the term of the Notes will have no impact on the amount you receive on the maturity date. This will be true even if such changes cause the applicable Exchange Rate to be within the Range on subsequent days during the Valuation Period. We have no control over market fluctuations that affect the applicable Exchange Rate.

Your risk of not receiving a Contingent Supplemental Payment is expected to be higher during volatile market conditions

The applicable Exchange Rate may fluctuate significantly, which may cause the applicable Exchange Rate to be outside of the Range during the Valuation Period, precluding the payment of a Contingent Supplemental Payment at maturity. The likelihood that the applicable Exchange Rate will be outside of the Range during the Valuation Period is expected to be significantly greater during volatile market conditions. In such event, your investment will yield no return at maturity, unless the applicable term sheet provides for an Out-of-Range Payment that is greater than the Original Public Offering Price.

Your yield, which in certain instances could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you receive on your Notes, which could be negative if the Out-of-Range Payment is less than the Original Public Offering Price, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return is capped at the Contingent Supplemental Payment

The opportunity to participate in the possible changes in the applicable Exchange Rate through an investment in the Notes is limited because your return is limited to the Contingent Supplemental Payment, if any, which will be calculated as set forth in the applicable term sheet.

If the Contingent Supplemental Payment for your Notes is calculated by reference to the absolute percentage change in the applicable Exchange Rate, you will obtain a positive return based on any increase or decrease in the applicable Exchange Rate from the Pricing Date to the Final Valuation Date (as defined herein). If the applicable Exchange Rate increases, you will participate in such increase up to the higher limit of the Range and if the applicable Exchange Rate decreases, you will participate in such decrease down to the lower limit of the Range, in each case, as provided in the applicable term sheet. However, if the applicable Exchange Rate is outside the Range at any observation point during the Valuation Period, your return will be limited to the Out-of-Range Payment and you will not participate in any increases or decreases in the applicable Exchange Rate; in such event, your investment will yield no return unless the applicable term sheet provides for an Out-of-Range Payment that is greater than the Original Public Offering Price, and if the Out-of-Range Payment is less than the Original Public Offering Price, your investment will result in a loss.

If the Contingent Supplemental Payment for your Notes is a fixed amount or a percentage of the Original Public Offering Price, the opportunity to participate in the possible increases or decreases in the applicable Exchange Rate through an investment in the Notes will be limited because the Contingent Supplemental Payment will not exceed such fixed amount or such fixed percentage of the Original Public Offering Price. You will not participate in increases or decreases that might otherwise result in a higher payment had the Contingent Supplemental Payment been calculated by reference to the percentage increase or decrease of the applicable Exchange Rate.

You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate or Exchange Rates

In the ordinary course of their businesses, affiliates of ML&Co. from time to time express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets should derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to an Exchange Rate or Exchange Rates. Neither the offering of the Notes nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the Notes.

The return on your Notes depends on the applicable Exchange Rate or Exchange Rates, which are affected by many complex factors outside of our control

The value of any currency exchange rate may be affected by complex political and economic factors. Each Exchange Rate is at any moment a result of the supply and demand for the applicable Base Currency relative to its applicable Underlying Currency, and changes in an Exchange Rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each Underlying Currency or Base Currency (each, a “Currency” and together, the “Currencies”), including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces, as is the case with the Chinese renminbi (yuan). Governments, including those which are issuing a Currency, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an Exchange Rate or relative exchange characteristics by devaluation or revaluation of such Currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of such currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that an Exchange Rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments (except for the limited instance of the issuance of a replacement currency, as more fully described below under “Description of the Notes—Discontinuation of a Currency”) affecting any of the Currencies specifically, or any other currency.

Even though currency trades around-the-clock, your Notes will not trade around-the-clock and the prevailing market prices for your Notes may not reflect the underlying currency prices and rates

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which any Currency is traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of an Exchange Rate or Exchange Rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the applicable Exchange Rate.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive if you choose to sell your Notes prior to the maturity date.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the Exchange Rate or Exchange Rates to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction could be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The Exchange Rate is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on the Exchange Rate and whether the Exchange Rate was outside the Range during the Valuation Period. In addition, because the return on the Notes is capped by the Contingent Supplemental Payment on the maturity date, we do not expect that the Notes will trade in the secondary market above an amount that exceeds the Original Public Offering Price plus the Contingent Supplemental Payment.

Changes in the volatility of the Exchange Rate are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Increased volatility in the Exchange Rate will increase the risk that the Exchange Rate will be outside of the Range during the Valuation Period and, as a result, that there will be no Contingent Supplemental Payment. If the volatility of the Exchange Rate increases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. If interest rates increase or decrease in markets based on any Currency, the trading value of the Notes may be adversely affected. Interest rates may also affect the economies of the countries issuing any Currency and, in turn, the respective exchange rates, which may affect the value of an applicable Exchange Rate or Exchange Rates and therefore, the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as whether the Exchange Rate has been outside the Range during the Valuation Period, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the Exchange Rate will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Potential conflicts of interest could arise

Unless otherwise specified in the applicable term sheet, Merrill Lynch Capital Services, Inc., our subsidiary, will be our agent for the purposes of determining, among other things, the Starting Value, the Ending Value, if applicable, whether the Exchange Rate has remained within the applicable Range during the Valuation Periods and the Redemption Amount. Under certain circumstances, the position of Merrill Lynch Capital Services, Inc. as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of an Exchange Rate can be obtained on a particular trading day, or in connection with judgments that it would be required to make in the event the value of an Exchange Rate is unavailable. Merrill Lynch Capital Services, Inc. is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control Merrill Lynch Capital Services, Inc., potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue Notes as part of series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. The Notes will mature on the date set forth in the applicable term sheet relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the Notes will be described in the applicable term sheet accompanying this product supplement FXRN-1. The terms described in that term sheet supplement those described herein and in any accompanying prospectus supplements, including the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in any accompanying prospectus supplements, including the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet shall control.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The Notes will not be subject to redemption by ML&Co. or repayment at the option of any holder of the Notes prior to the maturity date.

ML&Co. will issue the Notes in the denominations of whole units, each with a public offering price per unit as set forth in the applicable term sheet (the “Original Public Offering Price”). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund. The Notes will have the level of principal protection on the maturity date set forth in the applicable term sheet.

Unless otherwise indicated in the applicable term sheet, the Notes will not pay interest. If your Notes provide for the payment of interest, the applicable term sheet will indicate the relevant terms on which you will receive interest payments, including (but not limited to) (i) whether the interest rate will be fixed or variable and, if fixed, the rates per annum, (ii) the method or basis for determining any variable interest rates, (iii) the interest payment and record dates, (iv) the interest reset dates for variable interest rates, (v) any contingencies relating to such interest becoming payable to holders of the Notes, and (vi) the business day convention.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Payment on the Maturity Date

On the maturity date, for each unit of Notes that you own, you will be entitled to receive a cash amount equal to the Redemption Amount calculated as set forth in the applicable term sheet.

The Range and the Valuation Period

The Redemption Amount will depend on whether the Exchange Rate has remained within the Range during the Valuation Period set forth in the applicable term sheet. If the Exchange Rate remains within the Range during the Valuation Period, you will receive the Original Public Offering Price plus the Contingent Supplemental Payment. If the Exchange Rate is outside the Range during the Valuation Period, you will receive only the Out-of-Range Payment.

The “Range” will be set forth in the applicable term sheet. The Range will have an upper limit (the “Upper Range Level”) that is equal to or is a specified level above or below the Starting Value (as defined below), and a lower limit (the “Lower Range Level”) that is equal to or is a specified level above or below the Starting Value. The Range may be symmetrical (e.g. for a Starting Value of 1.4700, an Upper Range Level of 0.0735 above the Starting Value (1.5435) and a Lower Range Level of 0.0735 below the Starting Value (1.3965)) or asymmetrical (e.g. for a Starting Value of 1.4700, an Upper Range Level of 0.1470 above the Starting Value (1.6170) and a Lower Range Level of 0.0735 below the Starting Value (1.3965)). The Range may include the Starting Value or may exclude the Starting Value (e.g. for a Starting Value of 1.4700, an Upper Range Level of 0.1470 above the Starting Value (1.6170) and a Lower Range Level of 0.0735 above the Starting Value (1.5435)).

The length of the “Valuation Period” and the number of observations within the Valuation Period will be set forth in the applicable term sheet. The Valuation Period may be, but is not limited to:

—	a single day (the “Observation Date”) (e.g. the Observation Date could be the fifth scheduled Currency Business Day prior to the maturity date); or

—

a period of days (e.g. the Valuation Period could be the ten scheduled Currency Business Days from the thirteenth scheduled Currency Business Day to the third scheduled Currency Business Day prior to the maturity date; or the Valuation Period could be each Currency Business Day beginning on the Pricing Date and ending on the third scheduled Currency Business Day prior to the maturity date).

Within the Valuation Period, to determine whether the Exchange Rate remains within the Range, the Exchange Rate may be observed:

—	continuously (e.g. the Exchange Rate must remain within the Range at all times during the Valuation Period);

—

at one or more times on each day during the Valuation Period (e.g. the Exchange Rate must be within the Range on each Currency Business Day during the Valuation Period as reported at 5:00 p.m. New York City time on a specified fixing page); or

—

at one or more times on specific days (e.g. the Exchange Rate must be within the Range on the 15th Currency Business Day of each month from the Pricing Date to the third scheduled Currency Business Day prior to the Maturity Date as reported at 5:00 p.m. New York City time on a specified fixing page).

The length of the Valuation Period and the timing and frequency of the observations of the Exchange Rate (the “Observation Type”) will be set forth in the applicable term sheet. If the Exchange Rate is not observed continuously, the time or times at which the Exchange Rate will be observed will be specified in the applicable term sheet.

Determination of the Redemption Amount—Contingent Supplemental Payment

If the Exchange Rate is within the Range during the Valuation Period, the Redemption Amount per unit will be equal to the Original Public Offering Price per unit plus the Contingent Supplemental Payment per unit. The method for calculating the Contingent Supplemental Payment, if any, will be set forth in the applicable term sheet.

Absolute Return Currency Range Notes

If your Notes are designated Absolute Return Currency Range Notes in the applicable term sheet, the Contingent Supplemental Payment per unit will be based on the absolute percentage change in the Exchange Rate during the Valuation Period and will be equal to:

Original Public Offering Price × Absolute Return

The “Absolute Return” will be determined by the Calculation Agent and will equal the absolute value of either of the following formulas:

(a)	Ending Value - Starting Value	, or
Starting Value

(b)	Ending Value - Starting Value
Ending Value

The Absolute Return will always be a positive number (regardless of whether the Ending Value is greater than or less than the Starting Value) or zero.

Currency Range Notes with a Fixed Return

If your Notes are designated as Currency Range Notes in the applicable term sheet, the Contingent Supplemental Payment per unit will be a fixed amount or percentage of the Original Public Offering Price.

“Best Performing” or “Worst Performing” of two or more Exchange Rates

If your Notes are designated as Absolute Return Currency Range Notes or Currency Range Notes linked to the Best Performing Exchange Rate or linked to the Worst Performing Exchange Rate, the Contingent Supplemental Payment per unit will be determined by the level of two or more Exchange Rates. The Contingent Supplemental Payment may be based on the best performing Exchange Rate (e.g. you will receive a Contingent Supplemental Payment if any of the Exchange Rates remain within its respective Range during the Valuation Period) or the worst performing Exchange Rate (e.g. you will receive a Contingent Supplemental Payment only if all of the Exchange Rates remain within their respective Ranges during the Valuation Period). The respective Ranges of the applicable Exchange Rates for such Notes may be the same or may differ from one another and will be set forth in the applicable term sheet.

Determination of the Redemption Amount—Out-of-Range Payment

If the Exchange Rate is outside the Range during the Valuation Period, the Redemption Amount per unit will be equal to the Out-of-Range Payment. The method for calculating the Out-of-Range Payment will be set forth in the applicable term sheet. The Out-of-Range Payment may be, but is not limited to:

—	a fixed amount, which may be the Original Public Offering Price;

—	a percentage above or below the Original Public Offering Price; or

—	determined by reference to the change in the Exchange Rate from the Starting Value to the Ending Value.

Additionally, the applicable term sheet may provide for multiple Out-of-Range Payments which differ depending on whether the Exchange Rate increased above the Range or decreased below the Range. For example, the applicable term sheet may provide for an Out-of-Range Payment equal to 104% of the Original Public Offering Price if the Exchange Rate increases above the Range, but an Out-of-Range Payment equal to 100% of the Original Public Offering Price if the Exchange Rate decreases below the Range.

Determination of the Redemption Amount—Certain Definitions

For the purposes of determining the Redemption Amount per unit, and unless otherwise provided in the applicable term sheet:

(i)     the “Starting Value” will equal the Exchange Rate on the Pricing Date, as determined by the Calculation Agent at a specified time set forth in the applicable term sheet;

(ii)     the “Ending Value” in the case of Absolute Return Currency Range Notes, or if applicable, used to determine the Out-of-Range Payment means the Exchange Rate on the Final Valuation Date at a specified time set forth in the applicable term sheet;

(iii)     the “Final Valuation Date” will be the final day of the Valuation Period, or the Observation Date (in the case of a single day Valuation Period);

(iv)     a “Business Day” means, unless otherwise indicated in the applicable term sheet, any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits; and

(v)     a “Currency Business Day” means, unless otherwise set forth in the applicable term sheet, any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue a Currency are authorized or required by law, regulation or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

The Exchange Rates

Your Notes will be linked to one or more Exchange Rates that will be set forth in the applicable term sheet. An “Exchange Rate” will be expressed as the number of units of an underlying currency (an “Underlying Currency”) for which one unit of a base currency (a “Base Currency”) can be exchanged. Unless otherwise set forth in the applicable term sheet, an Exchange Rate will decrease as the value of an Underlying Currency appreciates relative to its Base Currency. Conversely, unless otherwise set forth in the applicable term sheet, the value of an Exchange Rate will increase as the value of an Underlying Currency depreciates relative to its Base Currency.

If the Exchange Rate is not quoted on the specified page(s) set forth in the applicable term sheet, or any substitute page thereto, at the specified time, then the Exchange Rate on any such day, including the Final Valuation Day, if applicable, will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the applicable Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the value of the applicable Initial Exchange Rate will be the value which the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

Discontinuation of a Currency

In the event a Base Currency is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country, the Calculation Agent will, when determining the Exchange Rate on each Currency Business Day during the Valuation Period, including the Ending Value, if applicable, calculate the applicable Exchange Rate by using the Exchange Rate of the applicable Underlying Currency relative to the New Currency on the Valuation Date, multiplied by a fraction, the numerator of which shall be “1” and the denominator of which shall be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency is replaced by a New Currency, the Calculation Agent will, when determining the Exchange Rate on each Currency Business Day during the Valuation Period, including the Ending Value, if applicable, calculate the Exchange Rate by using the Exchange Rate of the New Currency relative to the applicable Base Currency on the Valuation Date, multiplied by the number of units of the applicable Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of the Notes as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Base Currency, the Exchange Rate would be calculated by using the applicable Exchange Rate of the applicable Underlying Currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Underlying Currency, the Final Exchange Rate would be calculated by using the applicable Exchange Rate of the New Currency (relative to the applicable Base Currency) multiplied by 1,000.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Public Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes.

In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “Certain United States Federal Income Tax Considerations” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, entities that are classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax or persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this product supplement). The following discussion also assumes that the issue price of the Notes, as determined for United States federal income tax purposes, equals the principal amount thereof and that the Notes are 100% principal protected. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, unless stated otherwise in the applicable term sheet, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. Unless stated otherwise in the applicable term sheet, ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

Notes with Maturities of One Year or Less

The following discussion applies to Notes with maturities of one year or less (“Short-Term Notes”).

General. Since the amount payable on the maturity date with respect to a Short-Term Note in excess of the Original Public Offering Price thereof, if any, will be determined by reference to the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, the Short-Term Notes generally should be subject to the rules set forth in Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding foreign currency gain or loss (the “Foreign Currency Rules”). However, the Foreign Currency Rules do not set forth specific rules for determining the appropriate character, timing and amount of income, gain or loss that must be recognized by a taxpayer from holding a short-term debt instrument that provides for one or more foreign currency-related contingent payments, similar to the Short-Term Notes. In the absence of any specific provision in the Foreign Currency Rules which would currently apply to the Short-Term Notes, the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes generally should be governed by a combination of both the general principles contained in the Foreign Currency Rules and general principles of United States federal income tax law. Nevertheless, the proper United States federal income tax treatment of Short-Term Notes is uncertain and prospective investors in Short-Term Notes are urged to consult their own tax advisors regarding the proper United States federal income tax treatment of an investment in Short-Term Notes.

Cash Method U.S. Holders. The amount payable on the maturity date with respect to a Short-Term Note in excess of the Original Public Offering Price thereof, if any, generally should be includible in income by a U.S. Holder who uses the cash method of tax accounting as ordinary interest on the date the amount payable at maturity is received by the U.S. Holder. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the cash method of tax accounting generally should be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and such U.S. Holder’s tax basis in the Short-Term Note. Such a U.S. Holder’s tax basis in a Short-Term Note generally should equal such U.S. Holder’s initial investment in the Short-Term Note. Any portion of such gain or loss that is attributable to changes in the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Notwithstanding the foregoing, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of disposition. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Notes in excess of the Original Public Offering Price thereof, if any, will be calculated by reference to the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to Short-Term Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss.

Accrual Method U.S. Holders. U.S. Holders who use the accrual method of tax accounting, and certain other U.S. Holders including banks and dealers in securities, should be required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Short-Term Note. Upon maturity of a Short-Term Note (or possibly on an earlier date in the event that the applicable Exchange Rate is outside the Range during the Valuation Period), to the extent that the actual yield on the Short-Term Note (i.e., the Redemption Amount) differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the accrual method of tax accounting generally should recognize gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder’s adjusted tax basis in the Short-Term Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in the Short-Term Note increased by any original issue discount previously included in income by the U.S. Holder. Any portion of such gain or loss that is attributable to changes in the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange

Rate, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Notes in excess of the Original Public Offering Price thereof, if any, will be calculated by reference to the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to Short-Term Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss. Due to the uncertainty regarding the proper United States federal income tax treatment of the Short-Term Notes, prospective investors in Short-Term Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Notes.

Tax Return Disclosure Regulations. Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as a loss realized with respect to Short-Term Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

As previously mentioned, since the amount payable on the maturity date with respect to the Short-Term Notes in excess of the Original Public Offering Price thereof, if any, will be determined by reference to the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, the Short-Term Notes generally should be subject to the Foreign Currency Rules and the acquisition of a Short-Term Note should constitute a Section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a holder of Short-Term Notes that recognizes an exchange loss with respect to the Short-Term Notes that equals or exceeds the loss threshold amount applicable to such holder may be required to file a disclosure statement (i.e., IRS Form 8886 or substitute form) as an attachment to the holder’s tax return for the first taxable year in which the loss threshold amount is reached and to any subsequent tax return that reflects any amount of such Section 165 loss from the Short-Term Notes. Persons considering the purchase of the Short-Term Notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in Short-Term Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in Short-Term Notes, including any requirement to file IRS Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Notes with Maturities of More than One Year

The following discussion applies to Notes with maturities of more than one year (“Long-Term Notes”).

On August 30, 2004, the Treasury Department issued final regulations (the “Foreign Currency Regulations”) under Section 988 of the Code addressing the United States federal income tax treatment of debt instruments with maturities of more than one year and having terms similar to the Long-Term Notes. In general, under the Foreign Currency Regulations, since the amount payable on the maturity date with respect to a Long-Term Note in excess of the Original Public Offering Price thereof, if any, will be determined by reference to the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, while repayment of the Original Public Offering Price will not be affected by changes in the level of either the Exchange Rate, Best Performing Exchange Rate or Worst Performing Exchange Rate, as the case may be, the Long-Term Notes will be taxed pursuant to the rules contained in certain final Treasury regulations (the “CPDI Regulations”) addressing the proper United States federal income tax treatment of contingent payment debt instruments. The CPDI Regulations generally require a U.S. Holder of this type of an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the Long-Term Notes, ML&Co. will be required to construct a projected payment schedule for the Long-Term Notes which will consist of a projected cash payment on the maturity date of an amount equal to an estimate of the Redemption Amount per unit of the Long-Term Notes (the “Projected Redemption Amount”). This projected payment schedule will represent an estimated yield on the Long-Term Notes. Accordingly, during the term of the Long-Term Notes, a U.S. Holder of a Long-Term Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Long-Term Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Long-Term Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Long-Term Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Long-Term Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Long-Term Note’s adjusted issue price will equal the Long-Term Note’s issue price (i.e., the Original Public Offering Price of a Long-Term Note), increased by the interest previously accrued on the Long-Term Note. On the maturity date of a Long-Term Note, in the event that the actual cash payment on the maturity date (the “Actual Redemption Amount”), if any, exceeds the Projected Redemption Amount, a U.S. Holder will be required to include the excess of the Actual Redemption Amount over the Projected Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than the Projected Redemption Amount, the amount by which the Projected Redemption Amount exceeds the Actual Redemption Amount will be treated (a) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Long-Term Note for the taxable year in which the maturity date occurs to the extent of the amount of the amount of that includible interest and (b) then, to the extent of the amount of interest previously included in income by the U.S. Holder with respect to a Long-Term Note, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions. Any remaining portion of the Projected Redemption Amount in excess of the Actual Redemption Amount that is not treated as an interest offset or an ordinary loss pursuant to the foregoing rules will be treated as a capital loss (which will be long-term capital loss if the Long-Term Note has been held for more than one year as of the maturity date). In addition, U.S. Holders purchasing a Long-Term Note at a price that differs from the adjusted issue price of the Long-Term Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustment to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Notwithstanding the foregoing, special rules will apply if a contingent payment on a Long-Term Note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental, within the meaning of the CPDI Regulations. Thus, if the applicable Exchange Rate is outside the Range during the Valuation Period, these special rules could possibly apply to the Long-Term Notes. Generally, in such a case, a U.S. Holder would be required to account for the difference between the present value of the fixed amount of the contingent payment and the present value of the amount of the projected payment in a reasonable manner over the remaining term of the Long-Term Note. A U.S. Holder’s tax basis in a Long-Term Note and the character of any gain or loss on the sale of the Long-Term Note could also be affected. U.S. Holders should consult their own tax advisors concerning these special rules.

Upon the sale, exchange or other disposition of a Long-Term Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in the Long-Term Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Long-Term Note generally will equal the U.S. Holder’s initial investment in the Long-Term Note increased by any interest previously included in income with respect to the Long-Term Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will generally be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Long-Term Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Long-Term Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the Long-Term Notes should consult their own tax advisors concerning the potential application of the CPDI Regulations to their investment in the Long-Term Notes. Investors in the Long-Term Notes will be able to obtain the estimated yield and the projected payment schedule, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com. In addition, the estimated yield and the projected payment schedule, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, will be set forth in the applicable term sheet.

The projected payment schedule (including the Projected Redemption Amount and the estimated yield for the Long-Term Notes) will be determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Notes), and will be neither a prediction nor a guarantee of what the actual amounts payable on the Long-Term Notes will be.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements incorporated by reference in this product supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Absolute Return	PS-10
Business Day	PS-11
Calculation Agent	PS-1
Contingent Supplemental Payment	PS-1
Currency Business Day	PS-11
Ending Value	PS-11
Final Valuation Date	PS-11
Lower Range Level	PS-1
Notes	PS-1
Observation Date	PS-9
Observation Type	PS-9
Out-of-Range Payment	PS-1
Pricing Date	PS-1
Range	PS-1
Redemption Amount	PS-1
Starting Value	PS-1
Upper Range Level	PS-1
Valuation Period	PS-1

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Currency Range Notes

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

September 23, 2008